Exhibit 21.1

PALISADE BIO, INC.

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation
Leading Biosciences, Inc.	Delaware
Suzhou Neuralstem Biopharmaceutical Co., Ltd.	People’s Republic of China